Exhibit 2.1

AGREEMENT OF MERGER BETWEEN

SAVINGS BANK OF MAINE BANCORP AND

SBM FINANCIAL, INC.

AGREEMENT OF MERGER BETWEEN

SAVINGS BANK OF MAINE BANCORP AND

SBM FINANCIAL, INC.

THIS AGREEMENT OF MERGER (the “SBM Merger Agreement”), dated as of May 25, 2010, is made by and between Savings Bank of Maine Bancorp, a federal subsidiary holding company (the “Former Holding Company”) and SBM Financial, Inc., a Maryland corporation (the “Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Voluntary Supervisory Conversion of the Former Holding Company, dated March 10, 2010 (the “Plan”), unless otherwise defined herein.

RECITALS:

1. The Former Holding Company is the resulting corporation from a merger of Savings Bank of Maine, MHC (“MHC”) with and into the Former Holding Company, also effective this date (the “MHC Merger”). The MHC Merger resulted in the Members of MHC receiving liquidation interests in the Former Holding Company.

2. The Former Holding Company is a federal corporation that owns 100% of the common stock of the Savings Bank of Maine (“Bank”).

3. The Holding Company has been organized to succeed to the operations of the Former Holding Company pursuant to the Plan.

4. At least two-thirds of the members of the boards of directors of the Former Holding Company and the Holding Company have approved the merger (the “SBM Merger”) provided for in this SBM Merger Agreement whereby the Former Holding Company will be merged with and into the Holding Company with the Holding Company as the resulting corporation (the “Resulting Corporation”), and authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Effective Date of the SBM Merger (which shall be subsequent to the MHC Merger and the Private Placement), the Former Holding Company will merge with and into the Holding Company with the Holding Company as the Resulting Corporation. The Bank will become the wholly-owned subsidiary of the Resulting Corporation. As part of the SBM Merger, the former Members of MHC that constructively received liquidation interests in the Former Holding Company in the MHC Merger will exchange their liquidation interests in the Former Holding Company for an interest in a Liquidation Account as described in the Plan.

2. Effective Date. The SBM Merger shall not be effective until and unless the Plan is approved by the Office of Thrift Supervision (the “OTS”), the MHC Merger has become effective and the Private Placement has been completed.

3. Name. The name of the Resulting Corporation shall be SBM Financial, Inc.

4. Offices. The main office of the Resulting Corporation shall be 190 Water Street, Gardiner Maine 04345.

5. Directors and Officers. The directors and officers of the Holding Company shall be the directors and officers of the Resulting Corporation after the Effective Date.

6. Rights and Duties of the Resulting Corporation. The business of the Resulting Corporation shall be that of a Delaware corporation as provided in its Certificate of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Former Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the SBM Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Former Holding Company and the Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Former Holding Company and the Holding Company immediately prior to the SBM Merger, including liabilities for all debts, obligations and contracts of the Former Holding Company and the Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Former Holding Company or the Holding Company. All rights of creditors and other obligees and all liens on property of the Former Holding Company and the Holding Company shall be preserved and shall not be released or impaired by virtue of this SBM Merger.

7. Rights of Members. At the Effective Date, the former Members of MHC who constructively received liquidation interests in Former Holding Company in the MHC Merger will exchange their interests in the Former Holding Company for an interest in the Liquidation Account as provided in the Plan.

8. Incorporation by Reference. The Plan is incorporated herein by reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this SBM Merger Agreement and the Conversion (as described in the Plan).

The undersigned each hereby affirms under the penalties of perjury that the statements contained in the foregoing Articles of Combination are true and correct.

SAVINGS BANK OF MAINE BANCORP		SAVINGS BANK OF MAINE, MHC

By:	/s/ Richard L. Goodwin	By:	/s/ Richard L. Goodwin
	Chairman		Chairman

/s/ John G. Rizzo		/s/ John G. Rizzo
	Assistant Secretary		Assistant Secretary

Verified:		Verified:

/s/ Richard L. Goodwin		/s/ Richard L. Goodwin
	Chairman		Chairman

Received and endorsed, pursuant to 12 C.F.R. §552.13(j), to be effective at             , 20    .

OFFICE OF THRIFT SUPERVISION

By: